Exhibit 10.1

EXECUTION VERSION

LIMITED GUARANTEE

This Limited Guarantee, dated as of May 17, 2015 (this “Limited Guarantee”), is made by Brookfield Capital Partners IV L.P. (the “Guarantor), in favor of GrafTech International Ltd., a Delaware corporation (the “Guaranteed Party”). Capitalized terms used but not otherwise defined herein shall have the respective meanings given to them in the Merger Agreement (as defined below).

1. Limited Guarantee. To induce the Guaranteed Party to enter into that certain Agreement and Plan of Merger, dated as of the date hereof (as amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof, the “Merger Agreement”), by and among BCP IV GrafTech Holdings LP (“Parent”), Athena Acquisition Subsidiary Inc., and the Guaranteed Party, the Guarantor hereby absolutely and irrevocably guarantees to the Guaranteed Party, the due and punctual payment, performance and discharge of all obligations (whether monetary or otherwise) and liabilities of Parent, when and as due or to be performed or discharged, under the Merger Agreement, but subject in all respects to the terms of the Merger Agreement. The Guarantor’s obligations pursuant to the above are hereinafter referred to as the “Obligations”. If Parent fails to perform or pay any of the Obligations, the Guaranteed Party may, in its sole discretion, bring and prosecute a separate action against the Guarantor for the full amount of the Obligations or specific performance thereof, as applicable, regardless of whether action is brought against Parent or whether Parent is joined in any such action or actions. All payments hereunder shall be made in lawful money of the United States, in immediately available funds.

2. Nature of Guarantee. The Guaranteed Party shall not be obligated to file any claim relating to the Obligations in the event that Parent becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantor’s Obligations hereunder. In the event that any payment to the Guaranteed Party in respect of the Obligations is rescinded or must otherwise be returned due to the bankruptcy, reorganization or similar proceeding of Parent, the Guarantor shall remain liable hereunder with respect to the Obligations. This Limited Guarantee is an unconditional guarantee of performance and not of collection. Notwithstanding any other provision of this Limited Guarantee or the Merger Agreement to the contrary, the Guaranteed Party hereby covenants and agrees that the Guarantor may assert, as a defense to such performance by the Guarantor under this Limited Guarantee, or as an affirmative claim against the Guaranteed Party or its Affiliates, or any Person claiming by, through or on behalf of any of them, (a) any rights, remedies, set-offs and defenses that Parent could assert pursuant to the terms of the Merger Agreement or pursuant to any Applicable Law (subject to the limitations provided by the Merger Agreement) in connection therewith (other than such rights, remedies, set-offs and defenses arising out of, due to, or as a result of, the insolvency or bankruptcy of Parent) and (b) any material breach by the Guaranteed Party of this Limited Guarantee.

3. Changes in Obligations; Certain Waivers.

(a) The Guarantor agrees that the Guaranteed Party may at any time and from time to time, without notice to or further consent of the Guarantor, extend the time of payment or performance of any of the Obligations, and may also enter into any agreement with Parent or any other Person controlled by Parent and interested in the transactions contemplated by the Merger Agreement (an “Interested Person”) for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the Merger Agreement or of any agreement between the Guaranteed Party and Parent or any such Interested Person without in any way impairing or affecting the Guarantor’s Obligations under this Limited Guarantee. The Guarantor agrees that the Obligations of the Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (i) the failure of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Parent or any Interested Person; (ii) any change in the time, place or manner of payment or performance of any of the Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement, except to the extent Parent has a defense to the payment or performance of the Obligations under such rescission, waiver, compromise, consolidation or other amendment or modification; (iii) the addition, substitution or release of any Interested Person; (iv) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent or any other Interested Person (other than the Company) interested in the transactions contemplated by the Merger Agreement; (v) the existence of any claim, set-off or other right which the Guarantor may have at any time against Parent or the Guaranteed Party or any of their respective Affiliates, whether relating to, arising out of or in connection with the Obligations or otherwise (other than those described in the last sentence of Section 2); or (vi) the adequacy of any other means the Guaranteed Party may have of obtaining payment or performance of any of the Obligations. To the fullest extent permitted by Applicable Law, the Guarantor hereby expressly waives any and all rights or defenses arising by reason of any Applicable Law which would otherwise require any election of remedies by the Guaranteed Party. The Guarantor waives promptness, diligence, notice of the acceptance of this Limited Guarantee and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Obligations incurred and all other notices of any kind (except for notices to be provided pursuant to this Limited Guarantee or to Parent and its counsel in accordance with the Merger Agreement), all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar Applicable Law now or hereafter in effect, any right to require the marshalling of assets of Parent or any other Person interested in the transactions contemplated by the Merger Agreement, and all suretyship defenses generally (other than fraud or willful misconduct by the Guaranteed Party or any of its Affiliates). Notwithstanding anything to the contrary contained in this Limited Guarantee, the Guaranteed Party hereby agrees that to the extent that Parent is relieved of any of its Obligations under the Merger Agreement (other than due to, in connection with, or as a result of, the insolvency or bankruptcy of Parent), the Guarantor shall be similarly relieved of the Obligations under this Limited Guarantee. Notwithstanding anything to the contrary in this Limited Guarantee, any payment made by or on behalf of Parent to the Guaranteed Party with respect to an Obligation shall reduce the total Obligations of the Guarantor under this Limited Guarantee by the amount of such payment.

(b) The Guaranteed Party hereby covenants and agrees that it shall not institute or assert, and shall cause its Affiliates and any controlled Person claiming by,

through or on behalf of any of them, not to institute or assert any action or proceeding or bring any other Claim (as defined in Section 9), or any claim, cause of action or proceeding arising out of, connected to or in any manner relating to the Merger Agreement or the transactions contemplated thereby, of any kind whatsoever against the Guarantor or any Non-Parties (as defined in Section 9) except for claims (i) against the Guarantor under and pursuant to this Limited Guarantee and/or (ii) against Parent under and pursuant to the Merger Agreement.

(c) Except as explicitly set forth herein or in the Merger Agreement, the Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against Parent or any other Person interested in the transactions contemplated by the Merger Agreement that arise from the existence, payment, performance, or enforcement of the Guarantor’s Obligations under or in respect of this Limited Guarantee, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any Claim or remedy of the Guaranteed Party against Parent or such other Person, whether or not such Claim, remedy or right arises in equity or under Contract, statute or common law, including, without limitation, the right to take or receive from Parent or such other Person, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such Claim, remedy or right, unless and until any payment Obligations and all other amounts payable under this Limited Guarantee shall have been irrevocably and unconditionally paid in full in cash, provided, that the Guarantor shall have the right to cause any other Person to satisfy its payment Obligations to the Guaranteed Party hereunder; provided, further, that the Guarantor shall remain obligated with respect to such payment Obligations until so satisfied. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in cash of any payment Obligations, an amount equal to the lesser of (i) the amount paid to the Guarantor in violation of the immediately preceding sentence, and (ii) all amounts payable under this Limited Guarantee, shall be received and held in trust for the benefit of the Guaranteed Party, shall be segregated from other property and funds of the Guarantor and shall forthwith be paid or delivered by the Guarantor to the Guaranteed Party in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to any payment Obligations, whether matured or unmatured, or to be held as collateral for any payment Obligations thereafter existing.

4. Effect on Certain Rights. No failure on the part of the Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Guaranteed Party of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder except as explicitly set forth herein or in the Merger Agreement (including Section 9 hereof and Section 9.6 thereof). Subject to the terms, conditions and limitations hereof and of the Merger Agreement, each and every right, remedy and power hereby granted to the Guaranteed Party or allowed to it by Applicable Law shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Party at any time or from time to time.

5. Representations and Warranties. The Guarantor hereby represents and warrants to the Guaranteed Party that:

(a) the execution, delivery and performance of this Limited Guarantee have been duly authorized by all necessary action and do not contravene any provision of the Guarantor’s charter, partnership agreement, operating agreement or similar organizational documents or any Applicable Law or material contract binding on such Guarantor or its assets;

(b) all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Authority necessary for the due execution, delivery and performance of this Limited Guarantee by the Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Authority is required in connection with the execution, delivery or performance of this Limited Guarantee;

(c) assuming the due execution and delivery of the Merger Agreement by all parties thereto (except that the Guarantor agrees that, if signed by the Parent, the Guarantor shall not assert failure of due execution and due delivery by the Parent as a defense of any kind) and the due execution and delivery of this Limited Guarantee by the Guaranteed Party, this Limited Guarantee constitutes a legal, valid and binding obligation of such Guarantor enforceable against the Guarantor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Applicable Laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law);

(d) the Guarantor has the financial capacity to pay and perform its obligations under this Limited Guarantee, and all funds necessary for the Guarantor to fulfill its Obligations under this Limited Guarantee for so long as this Limited Guarantee shall remain in effect in accordance with Section 9; and

(e) The aggregate capital commitment of Brookfield Asset Management Inc. (together with its Affiliates) to the Guarantor or otherwise alongside the Fund in portfolio Companies is at least $1,000,000,000.

6. Assignment. Neither the Guarantor nor the Guaranteed Party may assign its respective rights, interests or obligations hereunder to any other Person (except by operation of law) without the prior written consent of the Guaranteed Party or the Guarantor, as the case may be; provided, that the Guarantor shall remain jointly and severally obligated for any Obligations so assigned. Any purported assignment in violation of this Section 6 shall be null and void.

7. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt), (b) when sent by facsimile (with written confirmation of transmission) or (c) one (1) Business Day following the day sent by reputable, national overnight courier (with written confirmation of receipt), in each case at the following addresses or facsimile numbers (or to such other address or facsimile number as a party hereto may have specified by notice given to the all other parties hereto pursuant to this provision):

If to the Guarantor, to it at:

Brookfield Capital Partners IV L.P. c/o Brookfield Capital Partners Ltd.
Brookfield Place
181 Bay Street, Suite 300
Toronto, Ontario M5J 2T3
Attn:	David Nowak
Peter Gordon
E-mail:	David.Nowak@brookfield.com
Peter.Gordon@brookfield.com
Fax:	416-365-9642

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attn:	Michael J. Aiello
Jackie Cohen
E-mail:	michael.aiello@weil.com
jackie.cohen@weil.com
Fax:	212-310-8007

If to the Guaranteed Party (prior to the Effective Time), to it at:

GrafTech International Ltd.
Suite 300 Park Center I
6100 Oak Tree Boulevard
Independence, Ohio 44131
Attn:	General Counsel
E-mail:	john.moran@graftech.com
Fax:	216-676-2526

with copies to (which copy alone shall not constitute notice):

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Attn:	Steven A. Seidman
Michael A. Schwartz
E-mail:	sseidman@willkie.com
mschwartz@willkie.com
Fax:	212-728-8111

and

Withers Bergman LLP
660 Steamboat Road
Greenwich, Connecticut 06830
Attn:	M. Ridgway Barker
E-mail:	mr.barker@withersworldwide.com
Fax:	203-302-6613

8. Continuing Guarantee. Unless terminated pursuant to this Section 8, this Limited Guarantee shall remain in full force and effect and shall be binding on the Guarantor, its successors and permitted assigns until the Obligations have been indefeasibly paid, observed, performed or satisfied in full. Notwithstanding the foregoing or anything to the contrary expressed in or implied by this Limited Guarantee, this Limited Guarantee shall terminate automatically and immediately and the Guarantor shall have no further obligations under this Limited Guarantee as of the earlier of (a) the Closing, (b) thirty (30) days following the date identified in Section 9.2(b)(i) of the Merger Agreement (the “Final Date”), except as to a claim for payment hereunder asserted in writing by the Guaranteed Party against the Guarantor prior to the Final Date, (c) the performance of the Obligations pursuant to the terms hereof, and (d) a termination of the Merger Agreement (without any Liability on the part of the Parent thereunder) in accordance with its terms.

9. No Recourse.

(a) Without in any limiting the Guarantor’s guaranty of the due and punctual payment, performance and discharge of all obligations of Parent, when and as due or to be performed or discharged, under the Merger Agreement, but subject in all respects to the terms of the Merger Agreement, as provided in Section 1, the Guaranteed Party acknowledges, on behalf of itself and each of its Affiliates, and any Person claiming by, through or on behalf of any of them, that Parent shall have no assets and that no additional funds are expected to be contributed to Parent unless and until the Acceptance Time (as defined in the Merger Agreement) occurs.

(b) Notwithstanding anything that may be expressed or implied in this Limited Guarantee to the contrary (and subject only to the specific contractual provisions of the Merger Agreement), by its acceptance hereof, the Guaranteed Party acknowledges, covenants and agrees, on behalf of itself, its Affiliates, and any Person claiming by, through or on behalf of any of them, that all claims, obligations, liabilities, causes of action, or proceedings (in each case, whether at law or in equity, and whether sounding in contract, tort, statute or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Limited Guarantee, or the negotiation, execution, performance, or breach (whether willful, intentional, unintentional or otherwise) of this Limited Guarantee, including, without limitation, any representation or warranty made or alleged to be made, in connection with, or as an inducement to, this Limited Guarantee (each of such above-described legal, equitable or other theories or sources of liability, a “Claim”) may be made or asserted only against

(and are expressly limited to) the Guarantor as expressly identified in the preamble to and signature page(s) of this Limited Guarantee. No Person who is not the Guarantor (including, without limitation, (i) any past, present or future director, officer, employee, incorporator, member, partner, manager, direct or indirect equityholder, management company, Affiliate, agent, attorney, or representative of, and any financial advisor or lender to (all above-described Persons in this subclause (i), collectively, “Affiliated Persons”) the Guarantor or any Affiliate of the Guarantor, and (ii) any Affiliated Persons of such Affiliated Persons (the Persons in subclauses (i) and (ii), together with their respective successors, assigns, heirs, executors or administrators, collectively, but specifically excluding the Guarantor and Parent, “Non-Parties” and each, individually, a “Non-Party”)) shall have any liability or obligation whatsoever in respect of, based upon or arising out of any Claims. Notwithstanding the foregoing, the successors and assigns of the Guarantor shall not be Non-Parties.

(c) Without limiting the generality of the foregoing, to the maximum extent explicitly permitted under Applicable Law (but subject to the specific contractual provisions of the Merger Agreement), (i) the Guaranteed Party, on behalf of itself, its Affiliates, and any Persons claiming by, through or on behalf of any of them, hereby waives, releases and disclaims any and all Claims against all Non-Parties, including, without limitation, any Claims to avoid or disregard the entity form of the Guarantor or otherwise seek to impose any liability arising out of, relating to or in connection with a Claim on any Non-Parties, whether a Claim granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise, and (ii) the Guaranteed Party disclaims any reliance upon any Non-Parties with respect to the performance of this Limited Guarantee or any representation or warranty made in, in connection with, or as an inducement to this Limited Guarantee. This Section 9 shall survive the termination of this Limited Guarantee.

10. Governing Law; Jurisdiction and Forum. This Limited Guarantee (including, without limitation, the validity, construction, effect or performance hereof and any remedies hereunder or related hereto) and all Claims shall be governed by the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Each of the parties hereto (for itself and on behalf of its successors and permitted assigns and any Person claiming by, through or on behalf of any of them) irrevocably agrees that any permitted Claim shall be brought exclusively in the Chancery Court of the State of Delaware, or, if such court will not accept such action, the federal courts, or in the absence of federal jurisdiction, the other state courts, in either case within the State of Delaware. Each of the parties hereto (for itself and on behalf of its successors and permitted assigns and any Person claiming by, through or on behalf of any of them) irrevocably and unconditionally submits to the exclusive jurisdiction of such courts in any such action, agrees to take any and all future action necessary to submit to the jurisdiction of such courts, waives and agrees not to assert (by way of motion, as a defense, counterclaim or otherwise) any objection it may now or hereafter have to venue or to convenience of forum (including: (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve; (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (c) to the fullest extent permitted by Applicable Law any claim that: (i) the suit, action or proceeding in such court is brought in an inconvenient forum; (ii) the venue of such suit, action or proceeding is improper; or (iii) this Limited Guarantee, or the subject matter hereof, may not be enforced in or by such courts), agrees that all Claims shall be heard and determined only in any such court and covenants and agrees not to bring any Claim in any other court. The parties hereto agree that any of them may file a copy of this Section 10 (provided that a copy of Section 9 shall accompany any such filing) with any court as written evidence of the knowing, voluntary and bargained agreement between the parties hereto irrevocably to waive any objections to venue or to convenience of forum. Each of the parties hereto irrevocably consents to the service of process out of the above-described courts in any permitted Claim in accordance with Section 7. Nothing herein shall affect the right of any party to serve process in any other manner permitted by Applicable Law.

11. Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONTEMPLATED BY SECTION 10 HEREOF.

12. Entire Agreement. This Limited Guarantee constitutes the entire agreement with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, among the parties hereto. All parties hereto acknowledge that each party and its counsel have participated in the drafting and negotiation of this Limited Guarantee and that any rules of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Limited Guarantee.

13. Amendments and Waivers. No amendment, waiver, supplement or modification of any provision of this Limited Guarantee will be valid and binding unless it is in writing and signed, in the case of an amendment, supplement or modification, by the Guarantor and the Guaranteed Party or, in the case of waiver, by the party or parties against whom the waiver is to be effective. No waiver by any party hereto of any breach or violation of, or default under, this Limited Guarantee, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation or default hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any party hereto in exercising any right, power or remedy under this Limited Guarantee will operate as a waiver thereof.

14. Severability. Any term or provision of this Limited Guarantee that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

15. Counterparts. This Limited Guarantee may be executed and delivered (including by facsimile transmission or via portable document format (.pdf)) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same instrument.

16. No Third Party Beneficiaries. The parties hereto hereby agree that their respective representations, warranties, agreements and covenants set forth herein are solely for the benefit of the other parties hereto and their successors and permitted assigns, in accordance with and subject to the terms of this Limited Guarantee, and this Limited Guarantee is not intended to, and does not, confer upon any person other than the parties hereto and their respective successors and permitted assigns any rights or remedies hereunder; provided, however, that the Non-Parties are intended third-party beneficiaries of Section 9, and any and all Non-Parties may enforce such rights directly.

17. Confidentiality. This Limited Guarantee shall be subject to the confidentiality provisions of the Merger Agreement.

18. Certain Terms. As used herein:

(a) “Applicable Law” means, with respect to any Person, any transnational, U.S. or non-U.S. federal, state, provincial, territorial or local law (statutory, common or otherwise), constitution, treaty, convention, statute, ordinance, code, rule, regulation, Order, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person or such Person’s properties or assets, as amended unless expressly specified otherwise.

(b) “Governmental Authority” means any transnational, or U.S. or non-U.S. federal, state, provincial, territorial or local, governmental authority, department, court, agency or official, including any political subdivision thereof.

(c) “Person” shall be construed broadly and shall include any corporation, partnership, limited liability company, association, trust or other entity (including any foreign equivalent of any of the foregoing), individual or organization, including any Governmental Authority.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK – SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have duly executed and delivered this Limited Guarantee as of the date first above written.

GUARANTOR:

BROOKFIELD CAPITAL PARTNERS IV L.P.

By:	Brookfield Capital Partners IV GP, Ltd., its general partner

By:	/s/ David Nowak
	Name:	David Nowak
	Title:	Managing Partner

By:	/s/ J. Peter Gordon
	Name:	J. Peter Gordon
	Title:	Managing Partner

[SIGNATURE PAGE TO LIMITED GUARANTEE]

GUARANTEED PARTY:

GRAFTECH INTERNATIONAL LTD

By:	/s/ Joel L. Hawthorne
Name:	Joel L. Hawthorne
Its:	President and Chief Executive Officer

[SIGNATURE PAGE TO LIMITED GUARANTEE]